Exhibit 99.1

ARIAD Announces Completion of Public Offering

CAMBRIDGE, Mass.--(BUSINESS WIRE)--January 29, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the completion of its previously announced public offering of 15,307,000 shares of common stock at a public offering price of $19.60 per share. In addition, the underwriters have exercised an option to purchase an additional 1,182,893 shares at $19.60 per share to cover over-allotments. The total gross proceeds from the offering are approximately $323 million. Net proceeds to ARIAD are approximately $310 million after deducting underwriting discounts and commissions and estimated offering expenses.

J.P. Morgan Securities LLC, Cowen and Company, LLC and Jefferies & Company, Inc. acted as joint book-running managers and underwriters for the offering. BMO Capital Markets, Leerink Swann LLC, RBC Capital Markets, LLC and UBS Investment Bank acted as co-managers for the offering.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) and is effective. A final prospectus supplement relating to the offering has been filed with the SEC. Copies of the final prospectus supplement and accompanying prospectus may be obtained from the offices of J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Telephone number 866-803-9204), the offices of Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Telephone number 631-274-2806), or the offices of Jefferies & Company, Inc., Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY, 10022, or by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About ARIAD

ARIAD Pharmaceuticals, Inc. is a global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. For more information about ARIAD, visit the company’s website at www.ariad.com.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com